EXHIBIT 99.1

Emclaire Financial Corp Reports Strong Quarterly Earnings Growth

EMLENTON, Pa., July 20, 2012 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $1.3 million for the three months ended June 30, 2012, compared to $850,000 for the same period in the prior year. Primarily contributing to the improvement of the quarterly earnings wer e increases in net interest income and gains from the sale of securities, along with a decrease in noninterest expense.

FINANCIAL HIGHLIGHTS FOR THE QUARTER

  Net income was $1.3 million for the quarter ended June 30, 2012, increasing $406,000 or 47.8% from $850,000 for the same quarter last year.
  Net interest income increased $196,000 or 5.2% to $3.9 million for the quarter ended June 30, 2012, compared to $3.7 million for the same quarter in 2011.
  During the quarter ended June 30, 2012, the Corporation recorded $538,000 in gains from the sale of securities, compared to $378,000 for the same period in 2011.
  Total assets increased $48.1 million or 9.8% to $539.9 million at June 30, 2012, from $491.9 million at December 31, 2011.
  Customer deposits grew $46.9 million or 11.3% to $463.4 million at June 30, 2012 from $416.5 million at December 31, 2011.
  The Corporation's nonperforming assets decreased $639,000 or 13.2% during the current quarter to $4.2 million or 0.78% of total assets.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank noted, "We continue to experience sound earnings performance and balance sheet growth while improving asset quality. These positive trends have been realized in an extremely low national interest rate environment. We are particularly pleased with the growth in our customer deposit base. The challenge in the quarters to come will be in deploying excess liquidity in our securities portfolio and from our deposit growth into higher yielding loan assets. Our balance sheet remains very healthy with strong liquidity, excellent asset quality and sound capital levels. We remain positioned for sustainable franchise growth."

OPERATING RESULTS OVERVIEW

Net income available to common stockholders was $1.1 million or $0.65 per common share for the three months ended June 30, 2012, compared to $752,000 or $0.43 per common share for the same period last year. The $379,000 or 50.4% increase primarily related to increases in net interest income and noninterest income of $196,000 and $199,000, respectively, and a decrease in noninterest expense of $213,000, partially offset by an increase in the provision for income taxes of $207,000.

Net interest income increased $196,000 or 5.2% to $3.9 million for the quarter ended June 30, 2012 from $3.7 million in the same quarter last year. The increase in net interest income primarily related to a decrease in interest expense of $279,000 or 18.1% as the Corporation's cost of funds decreased 31 basis points to 1.07% for the second quarter of 2012 from 1.38% for the same quarter in 2011. Driving this improvement was an $182,000 decrease in interest paid on deposits and a $97,000 decrease in interest paid on borrowings, the latter of which related to the Corporation's paydown of $10 million in borrowings during 2011. The Corporation improved its core deposit ratio to 70.2% at June 30, 2012 from 65.3% at June 30, 2011, resulting in, along with historically low national interest rates, an overall reduction in deposit costs.

Noninterest income increased $199,000 or 16.3% to $1.4 million for the quarter ended June 30, 2012 from $1.2 million for the same quarter in 2011. The increase primarily related to a $160,000 increase in gains from the sale of securities to $538,000 for the quarter ended June 30, 2012, compared to $378,000 for the same period in 2011. Excluding the securities gains, noninterest income increased 4.6% to $883,000 from $844,000 in the same period last year.

Noninterest expense decreased $213,000 or 5.6% to $3.6 million for the quarter ended June 30, 2012 compared to $3.8 million for the same period last year. The decrease primarily related to a $334,000 prepayment penalty associated with the early retirement of a $5 million Federal Home Loan Bank (FHLB) long-term borrowing during the second quarter of 2011. Absent the non-recurring prepayment penalty, noninterest expense in the current quarter increased $121,000 or 3.5% from the same quarter last year, primarily related to a $125,000 increase in compensation and benefits.

The provision for income taxes increased $207,000 or 96.3% to $422,000 for the quarter ended June 30, 2012 from $215,000 for the same period last year. This increase primarily related to an increase in the estimated effective tax rate for 2012, which has been impacted by an increase in securities gains.

The Corporation realized an annualized return on average assets and common equity of 0.95% and 10.93%, respectively, for the quarter ended June 30, 2012, versus 0.69% and 8.09%, respectively, for the same quarter in 2011.

CONSOLIDATED YEAR-TO-DATE OPERATING REUSLTS OVERVIEW

Net income available to common shareholders increased $609,000 or 42.5% to $2.0 million or $1.17 per common share for the six months ended June 30, 2012, compared to $1.4 million or $0.89 per common share for the same period last year. This increase primarily related to increases in net interest income and noninterest income of $372,000 and $488,000, respectively, and a decrease in noninterest expense of $162,000, partially offset by an increase the provision for income taxes of $371,000.

The Corporation continues to experience revenue growth as balance sheet management strategies and prudent management of deposit costs have fueled net interest income growth. The increase in noninterest income primarily related to a $480,000 increase in gains from the sale of securities. Excluding the securities gains, noninterest income increased only slightly.

The decrease in noninterest expense related primarily to the aforementioned $334,000 FHLB prepayment penalty incurred in the second quarter of 2011. In addition, premises and equipment, FDIC insurance and intangible amortization expenses decreased $119,000, $108,000 and $52,000, respectively. Excluding the impact of the prepayment penalty, noninterest expense increased $172,000 between the two periods, primarily due to increased compensation and benefits expenses.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $48.1 million or 9.8% to $539.9 million at June 30, 2012 from $491.9 million at December 31, 2011. Asset growth was the result of a $36.1 million increase in securities and a $13.4 million increase in net loans outstanding, funded primarily by a $46.9 million increase in customer deposits. This growth was realized through continued business development efforts, a focus on obtaining large commercial, government and institutional deposit accounts and the launch of new products primarily related to business banking.

Total nonperforming assets were $4.2 million or 0.78% of total assets at June 30, 2012 compared to $5.9 million or 1.19% of total assets at December 31, 2011. This $1.7 million or 28.3% decrease in nonperforming assets was primarily due to the successful resolution and payoff of a $450,000 nonperforming residential mortgage loan, an upgrade of a $222,000 commercial relationship to accruing status and principal reductions resulting from other credit workouts and repayments.

Stockholders' equity increased $1.1 million or 2.2% to $51.9 million at June 30, 2012 compared to $50.7 million at December 31, 2011. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 9.6% of total assets. Book value and tangible book value per common share were $23.89 and $21.01, respectively, at June 30, 2012, compared to $23.25 and $20.26, respectively, at December 31, 2011.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period ended June 30,		Six month period ended June 30,
	2012	2011	2012	2011

Interest income	$ 5,198	$ 5,281	$ 10,414	$ 10,533
Interest expense	1,262	1,541	2,566	3,057
Net interest income	3,936	3,740	7,848	7,476
Provision for loan losses	115	120	228	240
Noninterest income	1,421	1,222	2,640	2,152
Noninterest expense	3,564	3,777	7,198	7,360
Income before provision for income taxes	1,678	1,065	3,062	2,028
Provision for income taxes	422	215	768	397
Net income	1,256	850	2,294	1,631
Accumulated preferred stock dividends and discount accretion	125	98	250	196
Net income available to common stockholders	$ 1,131	$ 752	$ 2,044	$ 1,435

Basic and diluted earnings per common share	$0.65	$0.43	$1.17	$0.89
Dividends per common share	$0.18	$0.16	$0.36	$0.32

Return on average assets (1)	0.95%	0.69%	0.89%	0.67%
Return on average equity (1)	9.79%	7.61%	8.98%	7.82%
Return on average common equity (1)	10.93%	8.09%	9.93%	8.38%
Yield on average interest-earning assets	4.25%	4.65%	4.40%	4.73%
Cost of average interest-bearing liabilities	1.33%	1.69%	1.40%	1.70%
Cost of funds	1.07%	1.38%	1.12%	1.39%
Net interest margin	3.26%	3.34%	3.36%	3.41%
Efficiency ratio	69.30%	76.69%	70.79%	74.81%
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(1) Returns are annualized for the three and six month periods ended June 30, 2012 and 2011.

CONSOLIDATED BALANCE SHEET DATA:		As of 6/30/2012	As of 12/31/2011

Total assets		$ 539,936	$ 491,882
Cash and equivalents		26,831	28,193
Securities		159,265	123,154
Loans, net		325,927	312,545
Deposits		463,410	416,468
Borrowed funds		20,000	20,000
Common stockholders' equity		41,862	40,730
Stockholders' equity		51,862	50,730

Book value per common share		$23.89	$23.25
Tangible book value per common share		$21.01	$20.26

Net loans to deposits		70.33%	75.05%
Allowance for loan losses to total loans		1.13%	1.12%
Nonperforming assets to total assets		0.78%	1.19%
Earning assets to total assets		95.69%	95.18%
Stockholders' equity to total assets		9.61%	10.31%
Shares of common stock outstanding		1,751,908	1,751,908
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (724) 867-2018
         Email: wmarsh@farmersnb.com